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                                                                   EXHIBIT 10.36

                                  AGREEMENT


THIS AGREEMENT is effective as of July 1, 1996 (the "Effective Date") by and between International Communication Technologies Inc., a corporation duly organized and existing under the laws of the State of Delaware ("ICT') and World Access, Inc., a corporation duly organized under the laws of the State of Delaware ('World"). World and ICT are each a "Party" and, collectively, the "Parties."

Eagle Telephonics, Inc., a New York corporation ("Eagle") is a signatory to this Agreement in both acknowledging ICT's power and right to enter into this Agreement and to the extent this Agreement creates any duties, obligations, or rights with respect to Eagle.

                                 WITNESSETH

WHEREAS, Eagle has developed a microprocessor based digital central office switch ("Eagle DSCO"), and other telephone technology, Eagle Technology and Eagle Products (as hereinafter defined); and

WHEREAS, Eagle and ICT have entered into an agreement dated as of February 22, 1995 (the "ICT/Eagle Agreement") in which Eagle granted to ICT the exclusive rights to distribute, sell, license, and otherwise provide Eagle Technology and Eagle Products to third parties throughout the United States and the rest of the world and has granted a license to ICT under its trademarks and other proprietary rights; and

WHEREAS, World desires to manufacture Eagle Products and have certain distribution and sales rights; and

WHEREAS, World, Eagle, and ICT entered into that certain Memorandum of Understanding dated March 21, 1996 (the "Memorandum") which set forth the basis for this Agreement; and

WHEREAS, ICT is willing to grant to World the right to manufacture, distribute, and sell Eagle Products to third parties in the Territory and under the terms and conditions contained in this Agreement:

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following phrases shall have the following meanings:

1.1 "Consideration" shall mean, $700,000 to be paid by World to Eagle in such arrangement of cash, credit and allocations to accounts payable as set forth in the Memorandum in addition to other valuable consideration including but not limited to value engineering of the Eagle DSCO.

1.2 "Eagle Technology" shall mean all patented, unpatented and unpatentable technical information, software, including source code, formats and executable code, trade secrets, devices, models, protocols, things, management procedures, data, know-how, methods, documents, materials, products, documentation, copyrights, works of authorship, trademarks and all confidential information and any other existing rights including disputed rights related to making, using, selling, marketing, and compliance with regulatory requirements for standard switches and related telecommunications equipment, including, without limitation, Eagle DSCO switch technology, and all new technology designed relating to standard switches and related telecommunications equipment, developed or used by, for or on behalf of Eagle, its directors, employees or agents which World uses in the manufacture of Eagle Products and distributes in the Territory.

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1.3  "Eagle Products" shall mean any product designed by Eagle for use as standard telephone switches and related telecommunications equipment and which includes Eagle Technology or whose structure or operation falls within the scope of one or more claims of any Licensed Patent and which World manufactures and distributes in the Territory under the terms of this Agreement. Standard telephone switches and related telecommunications equipment are those products designed by Eagle which rely solely on established US and International protocols (CCITT) including country specific modifications of these established protocols mandated by the appropriate governmental authority and does not include Custom Products which include proprietary technology from third parties.

1.4 "Eagle Proprietary Components" shall mean custom components developed or designed by Eagle which are used in Eagle Products and manufacturing and customer documentation necessary or used to make or have made, market, and deliver Eagle Products.

1.5 "ICT Company" shall mean any parent of ICT, any direct or indirect subsidiary of ICT, and any commonly controlled company majority owned BY ICT or any parent of ICT including, without limitation, at the present time, International Communication Technologies, Inc. and International Manufacturing and Licensing, Inc.

1.6 "Licensed Patents" shall mean all patents, utility models and design patents now issued or which shall issue on applications now on file or which shall hereafter be filed, including all reissues, reexaminations and extensions in the United States or anywhere in the world, owned or invented by Eagle, its officers or employees, directed to or related in any way to the Eagle Technology. All such Licensed Patents now issued or on file are identified in Schedule A - Licensed Patents.

1.7 "Licensed Rights" shall mean all Eagle Technology, Licensed Patents, and Technology Rights, ICT and Eagle Trademarks as such terms are defined herein which collectively shall, for the purposes of this Agreement constitute "intellectual property", as such term is defined in 11 U.S.C. Section 101(35A) of the United States Code, and incorporated into 11 U.S.C. Section 365(n) of the United States Code.

1.8 "OEM Integrated Products" shall mean telecommunication network systems in which Eagle Products are sold as an integrated part of such systems and not as a stand-alone product and in which the Eagle Products do not comprise more than 40% of the sales price of such system and are marketed under the OEM brand name.

1.9 "Prospective Customers" shall mean potential purchasers of Eagle Products from World with whom World has had significant and direct contact within the previous 12 months with regard to the purchase of Eagle Products. As used herein 'significant' shall mean the direct expenditure by World of at least $50,000 not including the salaries of World employees for each Prospective Customer in furtherance of their purchase of Eagle Products.

1.10 "Prototype" shall mean a model or sample representative of any item or Eagle Product, the sale of which is within the scope of this Agreement.

1.11 "Royalty" shall mean a fee charged by ICT for the use of the Licensed Rights by World. This Royalty shall be set for each new Eagle product by ICT and shall apply to all Licensees. The Royalty for the Eagle DSCO (the "DSCO Royalty") is set at $20.00 a port.

1.12 "Technology Rights" shall mean the rights to manufacture, distribute, and sell Eagle Products to third parties throughout the Territory pursuant to the terms of this Agreement.

1.13 "Territory" shall mean the "Regions", and a "Region" may be a country or part of a country or combinations thereof, as set forth on Schedule F. Schedule F will also set forth which regions are exclusive to World and which are non-exclusive. A Region may at a subsequent date be converted from exclusive to

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non-exclusive or from non-exclusive to withdrawn from the Territory pursuant to the terms of this Agreement.

ARTICLE 2 - LICENSE GRANT

2.1 ICT ("Licensor') hereby grants to World ("Licensee") the Licensed Rights in connection with the manufacture and distribution of Eagle Products throughout the Territory.

2.2 World shall not assign, sublicense, or otherwise transfer the Rights granted herein without the prior written consent of Licensor. Any such prohibited act shall be invalid and void and Licensor, at its option, shall have the right to terminate this Agreement immediately.

2.3 The License granted herein is subject to and incorporates the provisions of Articles VII, X and XII of the ICT/Eagle Agreement, provided, however, that World shall have the right to change the name, color, and styling of any Eagle Products manufactured and sold by World in the Exclusive Region, and further providing that all such products shall be prominently and permanently marked "Manufactured under License from ICT/Eagle." The change of name, color, and styling shall not constitute a Custom Product under this Agreement.

2.4 The License granted herein is valid only for the exclusive and non-exclusive Territory as defined in Schedule F hereof as modified from time to time and specifically excludes Regions listed in Schedule C, ICT Reserved Territory, provided however, ICT may not designate a Region as a Reserved Territory if it has been granted to World on an exclusive basis and World is not in breach of this Agreement and has met the minimum Royalty requirements to maintain the Region as a part of its exclusive Territory. Notwithstanding the foregoing, the Parties agree that OEM Integrated Products may be sold, leased, or otherwise distributed by either Party and by other ICT licensees to OEMs who shall have the right to distribute such OEM Integrated Products throughout the world, including the Territory and ICT's Reserved Territory.

If ICT enters into a license, manufacturing, distribution, and/or representation agreement which provides a party other than World with exclusive rights with regard to the manufacture, distribution, or sale of Eagle Technology and/or Eagle Products in a Region or Regions which are designated non-exclusive, If World, pursuant to this paragraph, wishes to retain rights with current World customers or Prospective Customers in such Region or Regions, within 10 days of such notice to World, World shall provide ICT with a list of (i) World customers within the designated non-exclusive area which had purchased Eagle Products within the 12 months prior to World's receipt of such notice together with evidence of the actual shipments made to such World customers during the such 12 month period and (ii) World's Prospective Customers. World may continue to supply all such listed World customers and Prospective Customers in the withdrawn Region, and only such listed World customers and Prospective Customers during the 24 months following such notice.

Thirty (30) days after such ICT notice that Region and/or Regions shall be deemed withdrawn from the Territory and World shall have no further right to exploit the Licensed Rights in such Region and/or Regions, including, without limitation, making any sales, leases or transfers to customers, representatives, and/or distributors in such Regions or for retransfer to such Regions regardless of where the Eagle Products are manufactured except as otherwise provided for in this Section.

2.5 Regardless of where the Eagle Products are manufactured by World, World may not sell, lease or otherwise transfer them and/or Eagle Technology to customers outside of the Territory and is responsible for ensuring that World's customers do not sell, lease or otherwise transfer Eagle Products and/or Eagle Technology outside of the Territory. World agrees it shall not, in the exclusive Territory, sell or otherwise distribute or promote any products which are directly competitive with, or act as a substitute for Eagle Product. For the purposes of this Agreement the terms "directly competitive" or "act as a substitute" do not


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include switches which are larger than Eagle's largest switch configuration or which use required protocols or interfaces which Eagle does not provide.

ARTICLE 3 - ROYALTIES AND PROPRIETARY COMPONENTS

3.1 ICT will make available and sell Eagle Proprietary Components to World. World shall obtain Eagle Proprietary Components from ICT and shall incorporate such Eagle Proprietary Components in all Eagle Products.

3.2 The price of the Eagle Proprietary Components shall be set annually on the basis of ICT/Eagle's actual cost for the Eagle Proprietary Components (if there is more than one type of Eagle Proprietary Component, the price will be calculated based on the particular type ordered by World) plus a Net DSCO Royalty as herein defined for each Eagle Product manufactured, payable at the time of purchase of Eagle Proprietary Components.

3.3 World shall not procure Eagle Proprietary Components from any source other than ICT. World shall not attempt to produce Eagle Proprietary Components whether through development or reverse engineering or any other manner except under the circumstances set forth in Article 10.

3.4 It is ICT's intention to purchase or direct its customers to purchase Eagle Products from World. Upon the written request of ICT or ICT customers, World shall manufacture Eagle Products, which ICT may use or transfer in ICT's sole discretion, ICT or its customers holding sole title to such Eagle Products upon payment. World shall charge ICT for such Eagle Products ordered by ICT or its customers (i) the lowest price such Eagle Product has been sold by World, during the year of such sale, or (ii) the sum of (a) one hundred fifty percent (150%) of the actual material cost of components of such Eagle Product other than Eagle Proprietary Components and (b) the price of such Eagle Proprietary Components, whichever is less. In the event ICT directs its customers purchase and pay World directly for Eagle Products, World shall promptly, upon receipt of payment or partial payment, pay to ICT any difference between the amount received from ICT customers and the amount to be charged to ICT pursuant to the formula set forth in this paragraph.

3.5 The Licensed Rights are granted for the Consideration contained herein. If the Consideration is not fully paid or performed, the grant of Licensed Rights and License in Article 2 may be terminated by ICT.

3.6 ICT and Eagle acknowledge that World has been of great assistance to Eagle and ICT. This assistance has come by way of extension of liberal credit terms, an investment in Eagle, and assistance in value engineering of the Eagle DSCO at a very important time in the development of Eagle Technology. For these reasons, ICT and Eagle have agreed to grant World a discount of $11.00 a port on the DSCO Royalty. The "Net DSCO Royalty" shall be $9 a port.

ARTICLE 4 - REPORTS AND RECORDS

4.1 World will make and deliver written reports to ICT quarterly within thirty (30) days after the last day of each calendar quarter, during the term of this Agreement, and as of such dates, stating in each such report the number and description of Eagle Products sold during the preceding calendar quarter with specific statement as to the number of ports or units contained in such Eagle Products. The first such report, which shall be due thirty days after the quarter in which the first sale occurs, shall include all Eagle Products sold between the Effective Date of this Agreement and the date of such report. Reports shall include a special report which provides the name of OEM customers and sales of all OEM Integrated Products, including the detail called for above plus the countries into which such OEM Products are sold or shipped.


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4.2  World shall keep full, true and accurate books of account containing all particulars that may be necessary to calculate the amounts payable to ICT hereunder and to support the charges (in an itemized fashion), if any, charged to ICT for the manufacture of Eagle Products for ICT by World, pursuant to paragraph 3.4. Such books of account shall be maintained for six (6) years following the end of the calendar year to which they pertain and during the pendency of any action brought for enforcement of proprietary rights in the Eagle Technology, whichever last concludes.

World will permit such books of account to be examined from time to time to the extent necessary to verify the reports provided for in paragraph 4.1, the charges for manufacture of Eagle Products for ICT by World, and for the enforcement of such proprietary rights. Upon termination of this Agreement, ICT shall have the right to have a final audit conducted in accordance herewith.

ARTICLE 5 - MINIMUM SALES

5.1  On Schedule F, next to each exclusive Region is a minimum Net DSCO
Royalty to be paid by World during 1997, 1998, and 1999 for that exclusive Region in order for World to maintain exclusivity for such Region (there are no minimums for 1996). After 1999, the minimum DSCO Royalties for each exclusive Region increases by 10% per year until 2005, at which point it remains constant. If World does not pay the minimum Net DSCO Royalties for a particular exclusive Region, ICT shall have the right on thirty (30) days notice to World to convert such Region from exclusive to non-exclusive.

Notwithstanding the foregoing, World shall be obligated to pay such minimum Net DSCO Royalties for the exclusive Regions for the year 1997 only if Eagle has demonstrated to World that its 1024 line switch functions in accordance with Eagle's specifications manual (as contemplated in the Memorandum) by September 30, 1996. If Eagle has not demonstrated to World that its 1024 line switch functions in accordance with Eagle's specifications manual by September 30, 1996 and such delay is not the result of World's failure to complete its manufacturing tasks, the Parties hereto agree that the minimum Net DSCO Royalties hereunder for the exclusive Regions for 1997 shall be reduced by 20%. If Eagle has not demonstrated to World that its 1024 line switch functions in accordance with Eagle's specifications manual by December 31, 1996 and such delay is not the result of World's failure to complete its manufacturing tasks, the Parties hereto agree that the minimum Net DSCO Royalties hereunder for the exclusive Regions for 1997 shall be reduced by 100%, 1998 minimum Net DSCO royalties for the exclusive Regions shall be those now shown for 1997, and 1999 minimum Net DSCO Royalties shall be those now shown for the exclusive Regions for 1998 and 2000 minimum Net DSCO Royalties shall be those now shown for the exclusive Regions for 1999.

5.2 On Schedule F, next to the non-exclusive Regions is an aggregate minimum Net DSCO Royalty payment to be paid by World during 1997, 1998, and 1999 for the non-exclusive Regions in order for World to maintain its right to market Eagle Products in such Regions (there are no minimums for 1996). After 1999, the minimum Net DSCO Royalties increases by 5% per year until 2005, at which point it remains constant. If World does not meet this minimum requirement for the non-exclusive Regions, ICT shall have the right on thirty
(30) days notice to World to withdraw such non-exclusive Regions from the Territory.

If Eagle has not demonstrated to World that its 1024 line switch functions in accordance with Eagle's specifications manual by September 30, 1996 and such delay is not the result of World's failure to complete its manufacturing tasks, the Parties hereto agree that the minimum Net DSCO Royalties hereunder for the non-exclusive Regions for 1997 shall be reduced by 20%. If Eagle has not demonstrated to World that its 1024 line switch functions in accordance with Eagle's specifications manual by December 31, 1996 and such delay is not the result of World's failure to complete its manufacturing tasks, the Parties hereto agree that the minimum Net DSCO Royalties hereunder for the non-exclusive Regions for 1997 shall be reduced by 100%, 1998 minimum Net DSCO royalties for the non-exclusive Regions shall be those now shown for 1997, and 1999 minimum Net DSCO Royalties for

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the non-exclusive Regions shall be those now shown for 1998 and 2000 minimum Net DSCO Royalties for the non-exclusive Regions shall be those now shown for 1999.

5.3 In the event World elects to manufacture and sell Eagle Products in addition to the DSCO, the Parties shall, in good faith, negotiate minimum royalty payments to retain territorial rights.

ARTICLE 6 - TECHNOLOGY TRANSFER

6.1 ICT and Eagle agree to provide, within a reasonable time after World's reasonable written request, technology transfer information, technical documentation and technical training regarding Eagle Technology to World sufficient to enable World to effectively manufacture, test, install, maintain and service Eagle Products (hereinafter Technical Cooperation). It is expressly agreed that such Technical Cooperation and any other obligation, requirement, right or provision of this Agreement shall not constitute a marketing plan or system prescribed in part by ICT or undertaken by World.

6.2 World may not subcontract its right to manufacture Eagle Products without the prior express written permission of ICT which ICT may grant or withhold in ICT's sole discretion. ICT shall have the right to specify and/or approve standards of workmanship and quality control and other standards concerning the manufacture of Eagle Products by World.

6.3 ICT shall have the right to inspect or designate another party to inspect World's facilities during normal business hours and upon reasonable notice to ascertain that World's workmanship standards meet ICT's minimum requirements.

6.4 It is hereby understood and agreed that (i) this Agreement is not an employment agreement, (ii) that World and its employees or designees shall at no time and under no circumstances be deemed an employee or agent of ICT or Eagle, and (iii) that World is an independent contractor and ICT and Eagle shall exercise no immediate control over World. ICT and Eagle shall not be liable for any injury (including death) to employees or designees of World, or for workmen's compensation, employer's liability, social security, withholding tax, or other taxes of similar nature for or on behalf of World or any other person, persons, firms or corporations consulted by World in carrying out this Agreement.

6.5 It is specifically understood that World shall at no time be an agent of ICT or Eagle and shall not have the authority to accept legal service of process or have power to bind or commit ICT or Eagle to any contractual obligations.

6.6 It is hereby understood and agreed that (i) this Agreement is not an employment agreement, (ii) that ICT and its employees or designees shall at no time and under no circumstances be deemed an employee or agent of World, and
(iii) that ICT and Eagle are each an independent contractor and World shall exercise no immediate control over ICT or Eagle. World shall not be liable for any injury (including death) to employees or designees of ICT or Eagle, or for workmen's compensation, employer's liability, social security, withholding tax, or other taxes of similar nature for or on behalf of ICT or Eagle or any other person, persons, firms or corporations consulted by ICT or Eagle in carrying out this Agreement.

ARTICLE 7- SUBLICENSE AGREEMENTS, TRADEMARKS, QUALITY CONTROL
           AND MARKING

7.1 World shall make available to ICT, throughout the term of this Agreement, Prototypes of all items of Eagle Products which Licensee intends to market under any mark set forth in Schedule B - Trademarks prior to distributing such Eagle Products under such mark. World may market any Eagle Products under the name ICT/Eagle. Each such available Prototype of Eagle Product shall be deemed accepted and approved by ICT unless ICT provides Licensee with written notice of its objections thereto within forty-five (45) business days after receipt of notice of availability of such Prototypes.

     Eagle and Licensee shall consult and cooperate with each other for purposes of modifying the Prototype and resolving such objections as expeditiously as possible. Licensee shall then re-notice the availability of the modified Prototype and the above forty-five (45) days acceptance period shall again be applicable.

     The above approval process shall be repeated until such time as the Prototype has been approved by ICT or the Parties agree that the Prototype shall not be marketed as an Eagle Product under any mark set forth in Schedule
B. Except as set forth in this Agreement, Licensee shall not manufacture, use or sell any Eagle Products under any mark set forth in Schedule B without the Prototype being approved or deemed approved pursuant to this paragraph 7.1.

7.2 The Eagle Products manufactured and sold by Licensee shall be substantially the same in materials, workmanship, designs, dimensions, and quality to the Prototypes made available and approved by ICT. Licensee shall have the right to change the name, color, and styling of any Eagle Products manufactured and sold by World in the Exclusive Region, and further providing that all such products shall be prominently and permanently marked "Manufactured under License from ICT/Eagle." The change of name, color, and styling shall not constitute a Custom Product under this Agreement.

7.3 Licensee will comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the manufacture, distribution, sale or promotion of the Eagle Products.

7.4 ICT and its duly authorized representatives shall have the right, during normal business hours and upon reasonable notice, during the term of this Agreement to inspect all facilities utilized by Licensee (and its contractors and suppliers to the extent Licensee may employ the same) in connection with its manufacture, sale, storage or distribution of the Eagle Products in the process of manufacture and when offered for sale.

7.5 All Eagle Products sold in the United States shall be marked with all applicable United States Patent numbers in a manner consistent with 35
U.S.C. Section 287. Any Eagle Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

7.6 ICT and Eagle each covenant and agree that the grant of the Licensed Rights to World hereunder shall be considered to be the transfer of "Intellectual Property", as such term is defined in 11 U.S.C. Section 101
(35A) of the United States Code and incorporated into 11 U.S.C. Section 365(n) of the United States Code, and, accordingly, neither the bankruptcy nor the insolvency of ICT or Eagle shall result in a termination of this Agreement or result in a revocation of the Licensed Rights granted to World hereunder.

ARTICLE 8- ENFORCEMENT

World and ICT shall promptly notify each other of any infringements or suspected infringements of any proprietary aspect of the Eagle Technology by third parties, or any act of unfair competition by third parties relating to the Eagle Technology, whenever such infringement, suspected infringement or act shall come to World's attention. After receipt of such notice from World or otherwise learning of any such infringements or suspected infringements, ICT shall notify Eagle of any such infringements or suspected infringements and Eagle shall act in accordance with the terms of the Eagle Agreement.

ARTICLE 9 - TERMINATION

Either World or ICT may initiate termination of this Agreement by giving notice in writing to the other Party in the event the other Party is in material breach of this Agreement and shall have failed to act to diligently cure such breach within thirty (30) days of receipt of written notice thereof from the first Party.

ARTICLE 10 - DEPOSIT MATERIALS

10.1 Pursuant to the terms of the ICT/Eagle Agreement, Eagle is to deliver Deposit Materials (as that term is defined in the ICT/Eagle Agreement) and Additional Deposit Materials (as that term is defined in the ICT/Eagle Agreement) to a Holder (as that term is defined in the ICT/Eagle Agreement). Under the circumstances and according to the procedures set forth in the ICT/Eagle Agreement, the Deposit Materials and Additional Deposit Materials may be released to ICT if Eagle is unable or unwilling to provide ICT with Eagle Proprietary Components, if Eagle has failed to support the Eagle Products, or if ICT has been unable to immediately procure from Eagle suppliers whatever ICT requires to make or have made the Eagle Products provided there is no order by any executive, legislative, or judicial person, body, or forum prohibiting the release of the Deposit Materials and the Additional Deposit Materials.

        Except (i) if Eagle Proprietary Components have not been fully developed and tested and are ready for sale, (ii) for reasonable manufacturing lead times, (iii) reasonable debugging and testing time for changes and improvements, and (iv) subject to World accepting suppliers payment terms, if ICT and Eagle are unable or unwilling to provide Eagle Proprietary Components to World for a time period in excess of ninety (90) days World may request the Holder to release the Deposit Materials and additional Deposit Materials to World provided there is no order by any executive, legislative, or judicial person, body, or forum prohibiting the release of the Deposit Materials and the Additional Deposit Materials. World may obtain the release of the Deposit Materials and Additional Deposit Materials by the Holder pursuant to the following procedure: Holder must receive from World (i) written notification (the "Notice") setting forth the reason for World's request for such release and stating that World is entitled to use and access such Deposit Materials and Additional Deposit Materials, (ii) a written undertaking from World that the Deposit Materials and Additional Deposit Materials being supplied to World will be used only as permitted under the terms of this Agreement, and (iii) specific instructions from World for this delivery. Upon receipt of such Notice from World, Holder shall notify ICT of World's Notice to Holder, enclosing therein a copy of such request which sets forth ICT's or Eagle's failure to supply ("Holder's Original Notice").

        If ICT or Eagle, as the case may be, does not commence delivery of the Eagle Proprietary Components or resume ICT's or Eagle's support of World's development and manufacture of the Eagle Products within thirty (30) days of the receipt of Holder's Original Notice to ICT or Eagle, Holder will immediately commence delivery of the Deposit Materials and Additional Deposit Materials to World as provided in the Notice. Holder shall have no specific obligation to ICT or Eagle. ICT's and Eagle's sole remedy for any improper handling or release of Deposit Materials and Additional Deposit Materials shall be exclusively against World.

        Eagle hereby agrees that World shall have the right to enforce against Eagle the provisions of Article XI of the ICT/Eagle Agreement relating to the deposit and maintenance of the Deposit Materials and Additional Deposit Materials as if World had been assigned ICT's rights under such article of the ICT/Eagle Agreement.

10.2 If ICT is able to provide World with Eagle Proprietary Components within eighteen (18) months after World has received the Deposit Materials and Additional Deposit Materials, World shall purchase all such Eagle Proprietary Components from ICT on an ongoing basis and shall redeposit the Deposit Materials and Additional Deposit Materials with Holder when ICT has provided Eagle Proprietary Components to World for a period of ninety days.

10.3 World, ICT, and Eagle shall, jointly and severally, indemnify and hold harmless Holder and each of its directors, officers, member, partners, agents, employees and stockholders ("Holder lndemnitees") absolutely and forever, from and against any and all claims, actions, damages, suits, liabilities, obligations, costs, fees, charges, and any other expenses whatsoever, including reasonable attorneys' fees and costs, that may be asserted against any Holder Indemnitee in connection with this Agreement or the performance of Holder or any Holder Indemnitee hereunder.

10.4 Subject to the terms of 10.2 hereof, the Deposit Materials may only be used by World to manufacture Eagle Proprietary Components to be incorporated in Eagle products manufactured by World and only so long as the Proprietary Components are not supplied by ICT. The Deposit Materials may not be used for research and development purposes and all Deposit Materials are subject to the confidentiality provisions of this Agreement.

10.5 In the event that the Deposit Materials are released to World and World makes or has made Eagle Proprietary Components, ICT shall be paid the cost of such components only to the extent ICT has costs relating to such Eagle Proprietary Components. However, ICT shall receive an amount equal to the Royalty under Article 3.

ARTICLE 11 - CONFIDENTIALITY

11.1 ICT and World may from time to time provide Confidential Information (as hereinafter defined) to each other. Each of ICT and World agrees that they shall not at any time use or disclose, nor permit the use or disclosure of, directly or indirectly, any Confidential Information for any Unauthorized (as hereinafter defined) purpose. Nothing contained herein prohibits the disclosure of Confidential Information pursuant to judicial or regulatory order. World and ICT hereby agree that they shall not use, disclose, reproduce, summarize or distribute Confidential Information except in connection with their business relationship or as otherwise provided for in this Agreement.

        World and ICT each agree that they shall take any and all lawful measures to prevent the Unauthorized use and disclosure of Confidential Information, to prevent Unauthorized persons or entities from obtaining or using such information and to refrain from directly or indirectly taking any action which would constitute or facilitate the Unauthorized use or disclosure of such information.

        World and ICT each may disclose Confidential Information to their officers and employees to the extent necessary to enable performance of the activities contemplated hereunder; provided, that such officers and employees have entered into an appropriate confidentiality agreement for secrecy and non-use of Confidential Information substantially consistent herewith which by its terms shall be enforceable by injunctive relief at the insistence of World or ICT. World and ICT shall each be liable to the other for any unauthorized use and disclosure of Confidential Information by its own officers and employees.

11.2 As used in this Agreement, the term "Confidential Information" shall mean trade secrets, confidential or proprietary information, and all other knowledge, information, documents or materials, owned, developed or possessed by the disclosing party, whether in tangible or intangible form, which the disclosing party makes reasonable efforts to keep confidential and which pertains, in any manner, to the Eagle Technology or Eagle Products, improvements thereto, research operations, Customers (including identities of Customers and prospective Customers, identities of individual contacts at Customers, preferences, business or habits), business relationships, products (including prices, costs, sales or content and including released or unreleased products), financial information or measures, marketing or promotion information, business methods, future business plans, databases, computer programs, designs, models and operating procedures.

        Notwithstanding the foregoing, Confidential Information shall not include knowledge, information, documents or materials which the receiving party can conclusively establish: (i) have entered the public domain without breach of any obligation owed to the disclosing party; (ii) have become known to the receiving party prior to the disclosing party's disclosure of such information to the receiving party; (iii) are permitted to be disclosed by prior written consent of the disclosing party; or (iv) have become known to the receiving party from a source other than the disclosing party or its affiliates other than by breach of an obligation of confidentiality.

11.3 As used in this Agreement, the term "Unauthorized" shall mean inconsistent with the commercial operation of the Parties and: (i) in contravention of disclosing party's policies or procedures in place or which are issued from time to time; (ii) otherwise inconsistent with disclosing party's measures to protect its interests in its Confidential Information;
(iii) in contravention of any lawful instruction or directive, whether written or oral, of disclosing party or any of its employees empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of World or ICT in a manner inconsistent with this Agreement.

11.4 The receiving party shall notify the disclosing party immediately upon discovery of any Unauthorized use of disclosure of Confidential Information, or any other breach of this Agreement by the receiving party and shall fully cooperate with the disclosing party to help regain possession of Confidential Information and prevent the further Unauthorized use or disclosure of Confidential Information.

11.5 The provisions of paragraphs 1 1.1 through 11.4 shall survive the expiration or termination of this Agreement.

ARTICLE 12 - REPRESENTATIONS AND WARRANTIES OF WORLD

Except as set forth on the Schedule D - Exceptions to Representations and Warranties attached hereto, World hereby represents and warrants to ICT as follows as of Effective Date (unless otherwise set forth below):

12.1 All corporate action on the part of World, its directors and stockholders necessary for the authorization, execution, delivery and performance by World of this Agreement and the consummation of the transactions contemplated herein has been or will be taken prior to the Effective Date.

12.2 This Agreement will be a valid and binding obligation of World, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally and to general equitable principles. The execution, delivery and performance by World of this Agreement and its compliance herewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, the Charter or By-Laws of World.

The execution, delivery and performance by World of this Agreement and compliance herewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which World is a party or by which it is bound or any provision of state or Federal law to which World is subject, or result in the creation of any mortgage, pledge, lien, encumbrance or charge of any kind whatsoever upon any of the properties or assets of World pursuant to any such term or result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable and material to World's operations or any of its assets or properties.

12.3 There is neither pending nor, to World's knowledge, threatened any action, suit, proceeding, claim or investigation, or any basis therefor or threat thereof, whether or not purportedly on behalf of World, to which World is or may be named as a party or its property is or may be subject or to World's knowledge, after due inquiry, to which any founder, officer, key employee or principal stockholder of World is subject.

12.4 World has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other' similar law or statute of the United States of America or any other jurisdiction.

12.5 No consent, approval, qualification, order or authorization of, or filing with, any other entity or governmental authority, including, without limitation, the Secretary of State of the State of Delaware or the United States Securities and Exchange Commission, is required in connection with World's valid execution, delivery or performance of this Agreement or the consummation of any other transaction contemplated on the part of World hereby.

ARTICLE 13 - REPRESENTATIONS AND WARRANTIES OF ICT

Except as set forth on the Schedule E - Exceptions to Representations and Warranties attached hereto, ICT hereby represents and warrants to World as follows as of the Effective Date (unless otherwise set forth below):

13.1 All corporate action on the part of ICT, its directors and stockholders necessary for the authorization, execution, delivery and performance by ICT of this Agreement and the consummation of the transactions contemplated herein has been or will be taken prior to the Effective Date.

13.2 This Agreement will be a valid and binding obligation of ICT, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws including, without limitation 11 U.S.C.
Section 365(n) of the United States Code, and other laws of general application affecting enforcement of creditors' rights generally and to general equitable principles. The execution, delivery and performance by ICT of this Agreement and its compliance herewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, the Charter or By-Laws of ICT.

        The execution, delivery and performance by ICT of this Agreement and compliance herewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which ICT is a party or by which it is bound or any provision of state or Federal law to which ICT is subject, or result in the creation of any mortgage, pledge, lien, encumbrance or charge of any kind whatsoever upon any of the properties or assets of ICT pursuant to any such term or result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable and material to ICT's operations or any of its assets or properties.

13.3 No consent, approval, qualification, order or authorization of, or filing with, any other entity or governmental authority, including, without limitation, the Secretary of State of the State of Delaware, is required in connection with ICT's valid execution, delivery or performance of this Agreement or the consummation of any other transaction contemplated on the part of ICT hereby.

ARTICLE 14 - INDEMNIFICATION

14.1 ICT agrees to defend, indemnify, and hold harmless World and World's principals, directors, officers, employees, and/or agents from and against any and all liabilities, penalties, claims, demands, suits, and causes of action of any nature whatsoever, whether groundless or otherwise, and any and all damages, costs, and expenses sustained or incurred (including cost of defense, settlement, and reasonable attorneys' fees), asserted by or on behalf of any person or entity arising out of any breach of representation or warranty made herein or the breach of confidentiality under Article 11 by an ICT employee.

14.2 World agrees to defend, indemnify, and hold harmless ICT and ICT's principals, directors, officers, employees, and/or agents from and against any and all liabilities, penalties, claims, demands, suits, and causes of action of any nature whatsoever, whether groundless or otherwise, and any and all cost of defense, settlement, and reasonable attorneys' fees), asserted by or on behalf of any person or entity arising out of any breach of representation or warranty made herein, the manufacture, promotion, distribution, and/or sale of Eagle Products by World or any breach of confidentiality under Article 11 by an employee of World.

ARTICLE 15 - NOTICES AND OTHER COMMUNICATIONS

Any notice or other communication pursuant to this Agreement may be personally served, sent by certified mail postage prepaid, or by an overnight delivery service which has a tracking system. Notice will be deemed given on the earlier of the date received or the date personally served, or three business days after deposit with the United States Postal Service if by certified mail or one business day after deposit with an overnight carrier if by overnight delivery, provided that such notice is addressed to the receiving Party at its address below or as it shall designate by written notice given to the other
Party:

In the case of ICT:

International Communication Technologies, Inc.
12555 West Jefferson Boulevard, Suite 300
Los Angeles, California 90060

Attention: Robert Block

Phone: (310) 301-7680
Facsimile: (310)301-7635


In the case of World:

World Access, Inc.
4501 Vineland Road
Orlando, Florida 32811

Attention:  President and Chief Operating Officer

Phone: (407) 407 843-7031
Facsimile: (407) 841-0942

ARTICLE 16 - MISCELLANEOUS PROVISIONS

16.1 Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by ICT and World, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

16.2 This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto. World may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (individually and collectively, to "Assign") without the written consent of ICT.

16.3 All representations and warranties made in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby without regard to any investigation made by World or ICT or their representatives or employees or any other party hereto.

16.4 The Parties hereto agree that all of the provisions of this Agreement and any questions concerning its interpretation and enforcement shall be governed by the internal laws of the State of New York, United States of America without regard to any applicable principles of conflicts of law and, subject to the provisions of paragraph 16.5, the offer, acceptance, execution and delivery of this Agreement shall be deemed to be a transaction of business within the State of California, United States of America for purposes of conferring jurisdiction upon courts located within the State of California, United States of America and for the purposes of conferring the Technology Rights. In addition, the Parties hereto agree that the terms of this Agreement will be governed by, construed and enforced in accordance with the terms of 11 U.S.C. Section 365(n) of the United States Code.

        Subject to the provisions of paragraph 16.5, each of the Parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the District Court of the United States for the Central District of California or in any California State court in Los Angeles County; (ii) consents to the exclusive jurisdiction of such court in any suit, action or proceeding relating to this Agreement; (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in such court; and (iv) agrees that service of any court paper may be effected on such Party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

16.5 Notwithstanding the provision of paragraph 16.4, any controversy or claim arising out of or relating to this Agreement, including, but not limited to, any controversy or claim as to the arbitrability of any controversy or claim, shall be settled by arbitration in Los Angeles County, California in accordance with the then rules of the American Arbitration Association ("AAA");
provided, however, that the AAA shall be directed by the Parties to appoint or designate a single arbitrator, who shall apply the laws of the State of New York as set forth in Article 16 hereof.

The award of such arbitrator may be confirmed or enforced in any court of competent jurisdiction consistent with the provisions of paragraph 16.4. With respect to any such arbitration proceeding, the Parties shall have all rights of discovery available pursuant to the California Code of Civil Procedure, and they hereby incorporate the provisions of California Code of Civil Procedure
Section 1283.05 into this Agreement. Either Party may request the arbitrator to prepare findings of fact and conclusions of law, and if either Party does so request, the arbitrator shall prepare such findings and conclusions.

The decision of the arbitrator shall be final and not appealable by either party, absent a clear error of law which may be appealed to any court of competent jurisdiction. Nothing contained herein shall be construed to limit or preclude a Party from bringing an action in court, under the provisions of paragraph 16.4, for injunctive or other provisional relief to compel another Party hereto to comply with its obligations under this Agreement.

16.6 Neither ICT nor World shall be held responsible for any failure of performance hereunder or for damages caused by any delay or default due to any contingency beyond its control preventing performance hereunder, including, without limitation, war, governmental regulations, embargoes, export, shipping or remittance restrictions, strikes, lockouts, accidents, fires, delays or defaults caused by carriers, floods or governmental seizure, control or rationing.

16.7 This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.8 This Agreement and the Schedules hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto.

16.9 The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

16.10 This Agreement shall be deemed severable; the invalidity of unenforceability of any term or provision of this Agreement shall not effect the validity or enforceability of this Agreement or of any other term hereof. The provisions of this Agreement were negotiated BY World and ICT and this Agreement shall be deemed to have been jointly drafted BY World and ICT. In reaching this Agreement, each of World and ICT have relied upon its own knowledge and judgment and upon the advice of attorneys or other counselors of its own free choice.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

International Communication               World Access, Inc.
Technologies, Inc.



By: /s/ Robert S. Block                   By: /s/ Hensley E. West
   --------------------                       -------------------
   Robert S. Block, Chairman & CEO            Hensley E. West, President


For purposes of acknowledging ICT's power and right to enter into the foregoing Agreement and agreeing to abide by all terms and provisions affecting or imposing obligations on Eagle.

Eagle Telephonics, Inc.

By: /s/ R.Riccoboni
    ---------------
    R. Riccoboni, President

                                  SCHEDULE A
                               LICENSED PATENTS


      None (based on Eagle's representation in the ICT/Eagle Agreement)

                                  SCHEDULE B
                   TRADEMARKS, TRADENAMES, & SERVICE MARKS


EAGLE

ICT/EAGLE

DSCO

DIGILINK

WORLDPHONE

SUPERCABLE

TOTALCOMM

COMMUNICATION SUPERHIGHWAY

                                  SCHEDULE C
                        ICT RESERVED TERRITORY RIGHTS

The following Regions are specifically excluded from the non-exclusive
Territory:

Region                           Region                           Region                         Region
Armenia
Bangladesh
Belarus
Bhutan
Czech Republic
Ethiopia
Hungary
India
Indonesia
Kazakstan
Laos
Malaysia
Maldives
Myanmar
Nepal
Pakistan
Philippines
Poland
Russia
Slovakia
Sri Lanka
Thailand
Ukraine
Uzbekistan
Viet Nam
Yemen

                                  SCHEDULE D
             EXCEPTIONS TO WORLD'S REPRESENTATIONS AND WARRANTIES

                                       None

                                  SCHEDULE E
              EXCEPTIONS TO ICT'S REPRESENTATIONS AND WARRANTIES

                                     None

                                  SCHEDULE F
                WORLD EXCLUSIVE TERRITORY AND ROYALTY MINIMUMS



                      EXCLUSIVE         1997      1998      1999
                      TERRITORY      MINIMUM   MINIMUM   MINIMUM
                                    NET DSCO  NET DSCO  NET DSCO
                                     ROYALTY   ROYALTY   ROYALTY
                Columbia            $ 90,000  $225,000  $360,000
                Dominican Republic  $ 45,000  $135,000  $225,000
                Mexico              $180,000  $450,000  $675,000
                Honduras            $ 45,000  $135,000  $225,000
                Guyana              $ 45,000  $135,000  $225,000
                Equador             $ 45,000  $135,000  $225,000
                Venezuela           $ 90,000  $225,000  $360,000
                El Salvador         $ 27,000  $ 90,000  $180,000
                Guatemala           $ 27,000  $ 90,000  $180,000
                Bolivia             $ 45,000  $135,000  $225,000

Pursuant to the terms of this Agreement, all the areas of the world that are not exclusive Regions are non-exclusive Regions except for any reserved Regions set forth on Schedule C hereof or any Regions which are withdrawn from the non-exclusive Regions by ICT pursuant to the terms of the Agreement. Subject to Section 5.1 hereof, to retain its exclusive and non-exclusive Territory rights, World must make the minimum Royalty payments shown on this Schedule F:

NON-EXCLUSIVE                       1997            1998         1999
  TERRITORY                       MINIMUM         MINIMUM      MINIMUM
                                  NET DSCO        NET DSCO     NET DSCO
                                   ROYALTY         ROYALTY      ROYALTY
Aggregate Minimum Royalty        $750,000         $1,350,000   $2,000,000